COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS VARIABLE INVESTMENT FUND, BALANCED PORTFOLIO
WITH THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX,
THE LEHMAN BROTHERS INTERMEDIATE GOVERNMENT / CORPORATE
BOND INDEX AND A HYBRID INDEX



EXHIBIT A:


                              STANDARD
                  DREYFUS     & POOR'S      LEHMAN
                 VARIABLE       500        BROTHERS
                INVESTMENT   COMPOSITE   INTERMEDIATE
                   FUND,       STOCK     GOVERNMENT /
  PERIOD         BALANCED      PRICE       CORPORATE    HYBRID
                 PORTFOLIO     INDEX*     BOND INDEX*   INDEX*

  5/1/97        10,000      10,000         10,000   10,000
 12/31/97       11,847      12,255         10,674   11,623
 12/31/98       14,494      15,760         11,575   14,009
 12/31/99       15,673      19,075         11,619   15,799


*Source: Lipper Analytical Services, Inc.